EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To SunEdison Emerging Markets Co. (Predecessor):

We consent to the use of our report dated June 17, 2015, with respect to the combined balance sheets of SunEdison Emerging Markets Co. (Predecessor) as of December 31, 2014 and 2013, and the related combined statements of operations, comprehensive loss, equity, and cash flows for each of the years in the two-year period ended December 31, 2014 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

July 17, 2015